August 30,1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C 20549


Re:  The Touchstone Series Trust ("Registrant')

Commissioners:

We have read the statements made by Jill T. McGruder, President and Chief Operating Officer of the Registrant, (copy attached), which we understand will be filed in response to Sub-Item 77K of the Registrant's Form N-SAR for the period ended June 30,1999 and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the Registrant's statements regarding Ernst & Young LLP.


Sincerely,


/s/ PricewaterhouseCoopers LLP